Sub-Item 77Q.1
AMENDMENT #6
TO THE BY-LAWS
OF
CASH TRUST SERIES
Effective August 17, 2007

Strike Section 5. Power of Executive Committee from Article III POWERS AND
 DUTIES OF THE EXECUTIVE AND OTHER COMMITTEES, and replace it with the following:
Section 5. Powers of Executive Committee. During the intervals between the Meetings of the Trustees, the Executive Committee, except as limited by the
By-Laws of the Trust or by specific directions of the Trustees, shall possess and may exercise all the powers of the Trustees in the management and direction of the business and conduct of the affairs of the Trust in such manner as the Executive Committee shall deem to be in the best interests of the Trust, and shall have power to authorize the Seal of the Trust (if there is one) to be affixed to all instruments and documents requiring same. Notwithstanding the foregoing, the Executive Committee shall not have the power to elect or remove
 Trustees, increase or decrease the number of Trustees, elect or remove any Officer, issue shares or recommend to shareholders any action requiring shareholder approval.